BAKER TILLY
HONG KONG LIMITED
CERTIFIED PUBLIC ACCOUNTANTS
天職香港會計師事務所有限公司
12th Floor, China Merchants Tower
Shun Tak Centre
168-200 Connaught Road Central
Hong Kong
香 港 干 諾 道 中 1 6 8 - 2 0 0 號
信 德 中 心 招 商 局 大 廈 1 2 樓
Telephone : +852 2525 0171
Facsimile : +852 2810 1417
www.bakertillyhk.com
enquiries@bakertillyhk.com

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir/Madam:

We are the predecessor independent registered public accounting firm for Northport Network Systems, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K dated March 2, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

Yours faithfully,

Baker Tilly Hong Kong Limited

BAKER TILLY HONG KONG LIMITED
Certified Public Accountants
Hong Kong, March 2, 2011